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                                                                    EXHIBIT 99.1


Contact:  Donald H. Anderson, Vice-Chairman
          Harold R. Logan, Jr. - Executive Vice President/Finance
          303-626-8200




27 December 1999                                         Release after the close
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Denver, Colorado - TransMontaigne Inc. ("TransMontaigne") (ASE:TMG) today announced the signing of a definitive agreement to sell its natural gas gathering subsidiary, Bear Paw Energy Inc., (BPEI), to BPE Acquisition LLC, a special purpose entity formed by Bear Paw's Management in association with Thomas J. Edelman and Chase Capital Partners ("CCP"). The sale of BPEI is for cash consideration of $107.5 million, plus retroactive reimbursement for all of the capital expenditures made by TransMontaigne on "BPEI"s newly constructed Powder River coal seam gathering system from July 1, 1999 to December 31, 1999. The transaction, expected to close in mid January of 2000, will be effective December 31, 1999 and is subject to receipt of customary consents and applicable regulatory approvals. The net proceeds, estimated at approximately $130 million, will be used primarily to reduce TransMontaigne's current indebtedness.

The estimated gain realized by the sale, if recognized in the 2nd fiscal quarter ending December 31, 1999, will mitigate, but not eliminate, the losses that TransMontaigne is currently experiencing in its core business, petroleum products logistical services. That business segment has been experiencing losses related to the cost of fully hedging its significant petroleum products inventory, currently some 6,000,000 barrels of gasoline and distillate, and trading and location differential losses due to unanticipated strength in crude oil versus heating oil prices. The crude oil and petroleum products futures markets remain significantly backwardated with the prompt month strength distorting the normal winter/summer value relationships of heating oil and gasoline products.
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The current "inverse" market structure is severely penalizing those service-
oriented companies, like TransMontaigne, which are required to hold petroleum products needed to operate terminal and pipeline facilities and meet customer demand, versus a structure which rewards the holding of inventory by pricing carrying value into the forward price curve. In response to the unprecedented severity and duration of this current market structure, TransMontaigne has undertaken and continues a number of steps including: (1) an aggressive program to lower its overall petroleum products inventory thus reducing the related hedging costs, without impacting the "just in time" delivery services provided to its customers; (2) a review of its current strategy, adopted in November 1998 with the acquisition of Louis Dreyfus Energy Corporation, of fully hedging all petroleum product inventories, including those minimum quantities not held for resale; and (3) a re-evaluation and modification of the pricing structure of certain supply, distribution and marketing services it provides. The cash generated by this ongoing inventory minimization will also be used to reduce the Company's bank indebtedness.

TransMontaigne offers a broad range of logistically integrated transportation, storage, terminaling, supply, exchange, distribution, and marketing services to refiners, manufacturers, producers, transporters, suppliers, distributors, markets and end-users of petroleum products, crude oil, chemicals, and other bulk liquids.

FORWARD-LOOKING STATEMENTS
--------------------------

     This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.


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